UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2012 (November 15, 2012)

               RURBAN FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Ohio	0-13507	34-1395608
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

401 Clinton Street, Defiance, Ohio 43512

(Address of principal executive offices) (Zip Code)

(419) 783-8950

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Effective November 15, 2012, Rurban Financial Corp.’s technology subsidiary, Rurbanc Data Services, Inc. d/b/a RDSI Banking Systems (“RDSI”), reached an agreement with New Core Holdings, Inc. (“New Core”) to settle their pending litigation relating to the agreements and transactions entered into between RDSI and New Core between April 2009 and April 2010. As previously disclosed in Rurban Financial Corp.’s periodic reports filed with the Securities and Exchange Commission, the litigation with New Core was initiated in January 2011 and was last pending in the United States District Court for the Northern District of Ohio (Case No. 3:11cv366).

As part of the settlement agreement, RDSI and New Core agreed to an entry of judgment in favor of RDSI and against New Core in the amount of $3,000,000, provided that RDSI will forbear from collecting on the agreed judgment entry for a period of time to allow New Core to market its data and item processing software for sale to a third party. In the event of a sale of the New Core software, RDSI will be entitled to receive a portion of the sale proceeds as payment against the agreed judgment, which could result in RDSI receiving less than the agreed judgment amount. Both RDSI and New Core provided mutual releases of claims as part of the settlement, with the exception of the agreed judgment entry described herein, as well as certain continued rights of RDSI in New Core collateral.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RURBAN FINANCIAL CORP.

Dated: November 20, 2012	By:	/s/ Anthony V. Cosentino
Anthony V. Cosentino
Executive Vice President and Chief Financial Officer

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